Media/Investors contact:
Jonathan Fassberg
The Trout Group
(212) 477-9077 x16

              CYTOGEN REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

              R&D Day Scheduled for September 13, 2005 in New York

PRINCETON,  N.J.,  (August 4, 2005) -- Cytogen  Corporation  (Nasdaq:  CYTO),  a
product-driven   biopharmaceutical  company,  today  reported  its  consolidated financial results for the second quarter and six months ended June 30, 2005.

FINANCIAL HIGHLIGHTS
--------------------

  o Sales of QUADRAMET(R) (samarium Sm-153 lexidronam injection) were $2.2 million for the second quarter ended June 30, 2005 compared to $1.6 million for the same quarter of 2004, representing 33% revenue growth year-over-year. For the six months ended June 30, 2005, sales of QUADRAMET were $4.2 million compared to $3.5 million in the same period of 2004, representing 21% revenue growth year-over-year.

  o Sales of PROSTASCINT(R) (capromab pendetide) kits were $1.9 million for the second quarter ended June 30, 2005 compared to $2.3 million for the same quarter in 2004. For the six months ended June 30, 2005, sales of PROSTASCINT were $3.8 million compared to $4.0 million in the same period of 2004. The decrease from the prior year periods is primarily due to changes in distributor buying patterns evidenced in the second quarter of 2004.

  o Total product revenues for the second quarter of 2005 were $4.1 million compared to $3.9 million in the second quarter of 2004. For the six months ended June 30, 2005, total product revenues were $8.0 million compared to $7.5 million in the same period of 2004.

  o Average gross margin for the six months ended June 30, 2005 improved to 43% compared to 37% for the same period in 2004.

  o Cytogen reported a net loss of $7.7 million, or $0.50 per basic and diluted share in the second quarter of 2005, compared to $4.4 million, or $0.30 per basic and diluted share, for the same period in 2004. For the six months ended June 30, 2005, total net loss was $14.3 million, or $0.92 per basic and diluted share, compared to $8.7 million, or $0.63 per basic and diluted share, in the same period of 2004. The increase in net loss results primarily from the implementation of new marketing initiatives and expansion of the Company's sales force, which was substantially completed in January 2005.

"The expansion of our sales force and marketing programs during the first half of 2005 and our efforts to extend our product lines through targeted clinical development initiatives will be important contributors to our future success," said Michael D. Becker, Cytogen's president and chief executive officer. "We have hired great people throughout the ranks and our customers are giving us positive feedback on our products and pipeline. As a commercial organization, I believe we are better positioned today than ever and are excited by our prospects for growth in the second half of 2005 and beyond."

PRODUCT REVENUE
---------------

QUADRAMET

QUADRAMET is Cytogen's flagship product for the relief of pain due to metastatic bone disease arising from prostate, breast, multiple myeloma and other types of cancer. Sales of QUADRAMET were $2.2 million for the quarter ended June 30, 2005 compared to $1.6 million for the same period in 2004, representing 33% revenue growth year-over-year. For the six months ended June 30, 2005, sales of QUADRAMET were $4.2 million compared to $3.5 million in the same period of 2004, representing 21% revenue growth year-over-year.

                       QUADRAMET QUARTERLY REVENUE SUMMARY
                                ($'s in millions)

                 2004       2004      2004      2004     |   2005      2005
                  Q1         Q2        Q3        Q4      |    Q1        Q2
                 ----       ----      ----      ----         ----      ----

Product Sales    $1.9       $1.6      $1.9      $1.9     |   $2.1      $2.2


PROSTASCINT

Sales of PROSTASCINT kits (for the preparation of Indium In-111 capromab pendetide), the first and only commercial monoclonal antibody-based agent that targets prostate-specific membrane antigen (PSMA) to image the extent and spread of prostate cancer, were $1.9 million for the quarter ended June 30, 2005 compared to $2.3 million in the same period of 2004. For the six months ended June 30, 2005, sales of PROSTASCINT were $3.8 million compared to $4.0 million in the same period of 2004. The decrease from the prior year periods is primarily due to changes in distributor buying patterns evidenced in the second quarter of 2004.

                      PROSTASCINT QUARTERLY REVENUE SUMMARY
                                ($'s in millions)

                 2004       2004      2004      2004     |   2005      2005
                  Q1         Q2        Q3        Q4      |    Q1        Q2
                 ----       ----      ----      ----         ----      ----

Product Sales    $1.7       $2.3      $1.3      $1.8     |   $1.9      $1.9

"Our strategy for increasing product sales is centered on key drivers of long-term growth for both QUADRAMET and PROSTASCINT," said Thomas Lytle, Cytogen's senior vice president of sales and marketing. "For QUADRAMET, these include: (i) distinguishing the physical properties of QUADRAMET from first-generation agents within its class, (ii) empowering and marketing to key prescribing audiences, (iii) broadening palliative use within label beyond prostate cancer to include breast, lung, multiple myeloma, (iv) evaluating the role of QUADRAMET in combination with other commonly used oncology agents, and
(v) expanding clinical development to demonstrate the potential tumoricidal versus palliative attributes of QUADRAMET. For PROSTASCINT, these drivers include: (i) improving image quality through fusion technology, (ii) validating the antigen targeted by PROSTASCINT as an independent prognostic factor, (iii) the publication and presentation of outcomes data, (iv) development of image-guided applications including brachytherapy, intensity modulated radiation therapy, surgery, and cryotherapy, and (v) expanding clinical development to demonstrate the potential for PROSTASCINT to both monitor response to cytotoxic therapies and image PSMA expression in other cancers. We believe we now have the resources, talent and unique opportunity to maximize the potential of these two important products."

COSTS AND EXPENSES
------------------

TOTAL OPERATING EXPENSES

Total operating expenses for the quarter ended June 30, 2005 were $12.0 million compared to $8.4 million for the same period in 2004. For the six months ended June 30, 2005, total operating expenses were $22.7 million compared to $16.3 million in the same period of 2004.

COST OF PRODUCT REVENUE

Cost of product revenue for the second quarters ended June 30, 2005 and June 30, 2004 were $2.3 million and $2.4 million, respectively. For the six months ended June 30, 2005, cost of product revenue was $4.7 million compared to $4.8 million in the same period of 2004, and primarily reflects QUADRAMET and PROSTASCINT manufacturing costs, royalties paid by Cytogen on the Company's product sales, and the amortization of the up-front payment to Berlex to reacquire the marketing rights to QUADRAMET.

SG&A EXPENSES

Selling, general and administrative expenses for the quarter ended June 30, 2005 were $6.7 million compared to $4.9 million for the same period in 2004. For the six months ended June 30, 2005, total selling, general and administrative expenses were $13.7 million compared to $8.8 million in the same period of 2004. The increase in selling, general and administrative expenses is primarily driven by expanded investment for the commercial support of both QUADRAMET and PROSTASCINT, including the implementation of new marketing initiatives and expansion of the Company's sales force, which was substantially completed in January 2005.

R&D EXPENSES

Research and development expenses for the quarter ended June 30, 2005 were $1.4 million compared to $541,000 for the same period in 2004. For the six months ended June 30, 2005, total internal research and development expenses were $2.1 million compared to $1.3 million in the same period of 2004. The increase in research and development expenses is primarily driven by new clinical development initiatives for both QUADRAMET and PROSTASCINT and a $500,000 charge in the second quarter of 2005 for a non-cash milestone payment related to the progress of PSMA development programs. In addition, research and development expenses include preclinical development costs associated with the Company's recently announced program to attach the therapeutic radionuclide lutetium-177 as a payload to the 7E11.C5.3 monoclonal antibody utilized in PROSTASCINT.

EQUITY IN LOSS OF JOINT VENTURE

Joint venture research and development expenses reflect costs associated with the PSMA Development Company LLC ("PDC"), a joint venture between Cytogen and Progenics Pharmaceuticals, Inc., for the development of in vivo immunotherapies targeting PSMA. Cytogen's share of the equity in the loss of PDC for the second quarter and six months ended June 30, 2005 were $1.7 million and $2.2 million, respectively, compared to $542,000 and $1.4 million, respectively, in the comparable periods in 2004. The increase over prior year periods is primarily due to Cytogen's share of the $2.0 million upfront fee incurred by PDC to license proprietary antibody-drug conjugate (ADC) technology from Seattle Genetics, Inc. for use with PDC's antibodies targeting PSMA, as previously communicated on June 20, 2005.

INVENTORIES

Inventories as of June 30, 2005 were $5.1 million compared to $3.6 million as of December 31, 2004. The increase in inventories is due primarily to the current manufacturing runs of PROSTASCINT. In September

2004, Cytogen entered into a manufacturing agreement with Laureate Pharma, L.P. pursuant to which Laureate is manufacturing PROSTASCINT for Cytogen in its Princeton, NJ facility. Cytogen believes that the agreement will provide a sufficient supply of PROSTASCINT to satisfy commercial requirements for approximately the next four years, based upon current sales levels. In addition, Cytogen believes that the agreement will provide sufficient supply of the 7E11.C5.3 monoclonal antibody required for initial clinical development of the Company's therapeutic program.

CASH POSITION
-------------

Cytogen's cash, cash equivalents and short-term investments balance as of June 30, 2005 was $20.5 million compared to $35.8 million as of December 31, 2004. This June 30, 2005 balance does not reflect approximately $14.0 million in gross proceeds from the July 2005 sale of common stock and warrants, which closed during the third quarter of 2005.

SECOND QUARTER PRODUCT AND PIPELINE HIGHLIGHTS
----------------------------------------------

QUADRAMET

  o The publication of new data from a phase II study of QUADRAMET in combination with docetaxel (Taxotere(R), Aventis Pharmaceuticals, a member of the sanofi-aventis Group) for the treatment of patients with hormone refractory prostate cancer. The published abstract is part of the proceedings at the 2005 American Society of Clinical Oncology (ASCO) Annual Meeting and the lead investigator was Anders Widmark, M.D., Ph.D.,
     professor,   department  of  oncology,  Umea  University,   Sweden.
  o The presentation of a new clinical study evaluating the use of high dose QUADRAMET in conjunction with gemcitabine for the treatment of osteosarcoma. The data was presented during the 2005 ASCO Annual Meeting and the lead investigator was Peter Anderson, M.D., Ph.D., a pediatric oncologist who performed the work at the Mayo Clinic and is now at The University of Texas MD Anderson Cancer Center, another center active in studies using QUADRAMET.
  o The presentation of data from studies in which patients received multiple doses of QUADRAMET. The data were presented during the 2005 ASCO Annual Meeting and the lead author was Oliver Sartor, M.D., a medical oncologist who is director of the Stanley S. Scott Cancer of Louisiana State University Health Sciences Center in New Orleans.
  o The presentation of new data demonstrating the use of QUADRAMET alone and in conjunction with chemotherapy for the treatment of prostate, breast, lung, and other cancers. The abstracts were presented during the 2005 Society of Nuclear Medicine (SNM) Annual Meeting and were reported by independent investigators.

PROSTASCINT

  o The presentation of outcome data obtained over a seven-year follow-up period demonstrating that PROSTASCINT imaging both increased disease-free survival rates and independently predicted a three-fold increase in risk of recurrent disease in prostate cancer patients following definitive local therapy. The study was presented during the 26th American Brachytherapy Society (ABS) Annual Meeting and was carried out by investigators from Case Western Reserve University, University Hospital of Cleveland and Aultman Hospital in Canton, Ohio and was led by Rodney Ellis, M.D., radiation oncologist at Aultman Hospital and assistant professor of urology at Case Western Reserve University School of Medicine.

PSMA

  o Cytogen and Dowpharma(SM) contract manufacturing services, a business unit of The Dow Chemical Company, announced a collaboration to create a targeted oncology product designed to treat prostate and other cancers. Under the agreement, Dowpharma's proprietary MeO-DOTA bifunctional chelant technology will be used to radiolabel Cytogen's 7E11.C5.3 monoclonal antibody with the therapeutic radionuclide lutetium-177. Cytogen recently completed the scale up and manufacture of the toxicology lot for this product candidate and preclinical toxicology studies are scheduled to begin during the third quarter of 2005 in advance of filing an investigational new drug (IND) application for the treatment of prostate cancer in the first quarter of 2006.
  o Seattle Genetics licensed its proprietary antibody-drug conjugate (ADC) technology to PDC. The license provides PDC with rights to utilize the ADC technology to link cell-killing drug payloads to PDC's fully human monoclonal antibodies that target PSMA.

FINANCIAL OUTLOOK FOR 2005
--------------------------

This section provides forward-looking information about Cytogen's financial outlook for 2005 based upon our current operations. The disclosure notice paragraph regarding forward-looking statements at the end of this news release is especially applicable to this section.

Cytogen today commented on its financial outlook for the year ending December 31, 2005. The Company continues to believe, based on current business trends, that total revenue for the year will be within the guidance of approximately $20 to $25 million previously provided on May 5, 2005, but at the low end of that range. Average gross margin is expected to be within the guidance of approximately 40% to 50%. Selling, general and administrative expenses are expected to be within the guidance of approximately $25 to $30 million. Total internal and external joint venture research and development expenses are expected to be within the guidance of approximately $10 to $15 million.

UPCOMING EVENTS
---------------

Cytogen expects to discuss its current and future clinical programs during its Research & Development (R&D) Day on Tuesday, September 13, 2005, in New York City.

CONFERENCE CALL & WEBCAST INFORMATION
-------------------------------------

Cytogen will broadcast its quarterly investor conference call live over the Internet today, August 4, 2005 at 9:00 a.m. Eastern Standard Time. The dial-in number for the U.S. is 1-800-299-9086 and the pass code number is 62921717. The dial-in number for international callers is 1-617-786-2903 and the pass code number is 62921717. This event can also be accessed by going to Cytogen's Web site, www.cytogen.com, and clicking on the "Investor Relations" link. A link to the webcast is under the Calendar of Events header. The event will be archived and available for replay starting approximately one hour after the call and continuing for 7 days thereafter. The replay dial-in number for the U.S. is 888-286-8010 and the dial-in number for international callers is 617-801-6888. The replay pass code number is 18186782.

NOTE:
-----

QUADRAMET is indicated for the relief of pain in patients with confirmed osteoblastic metastatic bone lesions that enhance on radionuclide bone scan. This press release describes clinical applications that differ from that reported in the QUADRAMET package insert.

PROSTASCINT is indicated as a diagnostic imaging agent in newly diagnosed patients with biopsy-proven prostate cancer, thought to be clinically localized after standard diagnostic evaluation and who are thought to be at high risk for pelvic lymph node metastases. PROSTASCINT is also indicated as a diagnostic imaging agent in post-prostatectomy patients with a rising PSA and a negative or equivocal standard metastatic evaluation in whom there is a high clinical suspicion of occult metastatic disease. This press release describes clinical applications and imaging performance that differs from that reported in the PROSTASCINT package insert.

A copy of the full prescribing information for QUADRAMET and PROSTASCINT may be obtained in the U.S. from Cytogen Corporation by calling toll free 800-833-3533 or by visiting the web site at www.cytogen.com, which is not part of this press release.

ABOUT CYTOGEN CORPORATION
-------------------------

Founded in 1980, Cytogen Corporation of Princeton, NJ is a product-driven biopharmaceutical company that develops and commercializes innovative molecules that can be used to build leading franchises. Cytogen's marketed products include QUADRAMET(R) (samarium Sm-153 lexidronam injection) and PROSTASCINT(R) (capromab pendetide) kit for the preparation of Indium In-111 capromab pendetide in the United States. Cytogen also has exclusive United States marketing rights to COMBIDEX(R) (ferumoxtran-10) for all applications, and the exclusive right to market and sell ferumoxytol (previously Code 7228) for oncology applications in the United States. Cytogen's development pipeline consists of therapeutics targeting prostate-specific membrane antigen (PSMA), a protein highly expressed on the surface of prostate cancer cells and the neovasculature of solid tumors. Full prescribing information for the Company's products is available at www.cytogen.com or by calling 1-800-833-3533. For more information, please visit the Company's website at www.cytogen.com, which is not part of this press release.


This press release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and investors are cautioned not to put any undue reliance on any forward-looking statement. There are a number of important factors that could cause Cytogen's results to differ materially from those indicated by such forward-looking statements. In particular, Cytogen's business is subject to a number of significant risks, which include, but are not limited to: the risk of obtaining the necessary regulatory approvals; the risk of whether products result from development activities; the risk of shifts in the regulatory environment affecting sales of Cytogen's products such as third-party payor reimbursement issues; the risk associated with Cytogen's dependence on its partners for development of certain projects, as well as other factors expressed from time to time in Cytogen's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with Cytogen's periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and Cytogen undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

                                       ###

                       CYTOGEN CORPORATION & SUBSIDIARIES
                (All amounts in thousands except per share data)
                                   (Unaudited)

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


                                                          THREE MONTHS ENDED               SIX MONTHS ENDED
                                                               JUNE 30,                         JUNE 30,
                                                          ------------------               ----------------
                                                           2005        2004                 2005      2004
                                                          ------      ------               ------    ------
Product Revenue:
     QUADRAMET                                            $  2,153    $ 1,616              $  4,207  $  3,470
     PROSTASCINT                                             1,924      2,312                 3,823     4,039
     Others                                                      -          -                     -         1
                                                          --------    -------              --------  --------
          Total Product Revenue                              4,077      3,928                 8,030     7,510

License and Contract Revenue                                    79         24                   120        43
                                                          --------    -------              --------  --------
          Total Revenues                                     4,156      3,952                 8,150     7,553
                                                          --------    -------              --------  --------

Operating Expenses:
     Cost of Product Revenue                                 2,251      2,396                 4,678     4,795
     Selling, General and Administrative                     6,692      4,914                13,716     8,805
     Research and Development                                1,362        541                 2,101     1,345
     Equity in Loss of Joint Venture                         1,704        542                 2,202     1,351
                                                          --------    -------              --------  --------
          Total Operating Expenses                          12,009      8,393                22,697    16,296
                                                          --------    -------              --------  --------

Interest Income, Net                                           112         57                   213        77
                                                          --------    -------              --------  --------
Net Loss                                                  $ (7,741)   $(4,384)             $(14,334) $ (8,666)
                                                          ========    =======              ========  ========

Basic and Diluted Net Loss Per Share                      $  (0.50)   $ (0.30)             $  (0.92) $  (0.63)
                                                          ========    =======              ========  ========

Weighted Average Common Shares Outstanding                  15,525     14,848                15,519    13,859
                                                          ========    =======              ========  ========



                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                      JUNE 30,       DECEMBER 31,
                                                                       2005              2004
                                                               -----------------  ----------------
Assets:
     Cash, Cash Equivalents and Short-Term Investments            $     20,532      $     35,825
     Accounts Receivable, Net                                            1,821             1,406
     Inventories                                                         5,103             3,623
     Property and Equipment, Net                                           801               787
     QUADRAMET License Fee, Net                                          6,675             7,024
     Other Assets                                                        1,108             1,748
                                                                  ------------      ------------
           Total Assets                                           $     36,040      $     50,413
                                                                  ============      ============

Liabilities and Stockholders' Equity:
     Accounts Payable and Accrued Liabilities                     $      6,130      $      7,644
     Other Current Liabilities                                           3,398             2,692
     Long-Term Liabilities                                                  38                47
     Stockholders' Equity                                               26,474            40,030
                                                                  ------------      ------------
           Total Liabilities and Stockholders' Equity             $     36,040      $     50,413
                                                                  ============      ============